Exhibit 99.1

ENJOY TECHNOLOGY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share and per share amounts)

(Unaudited)

	September 30, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$28,709	$58,452
Restricted cash	5,494	5,494
Accounts receivable, net	2,552	4,544
Prepaid expenses and other current assets	2,527	2,774

Total current assets	39,282	71,264

Property and equipment, net	15,292	14,074
Intangible assets, net	892	967
Other assets	14,422	4,905

Total assets	$69,888	$91,210

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$7,230	$3,222
Accrued expenses and other current liabilities	20,365	17,897
Short-term debt	5,686	2,105
Short-term convertible loans, at fair value (related party carrying value of $0.5 million)	96,302	—

Total current liabilities	129,583	23,224

Long-term debt, net of discount	38,966	41,578
Long-term convertible loans, at fair value (related party carrying value of $20.0 million)	54,715	86,357
Redeemable convertible preferred stock warrant liability	359	806

Total liabilities	223,623	151,965

COMMITMENTS AND CONTINGENCIES (Note 16)
REDEEMABLE CONVERTIBLE PREFERRED STOCK
Redeemable convertible preferred stock, $0.00001 par value, 153,809,943 and 149,856,749 shares authorized, 153,473,639 and 149,520,445 shares issued and outstanding at September 30, 2021 and December 31, 2020, respectively; and aggregate liquidation preference of $377.1 million and $362.1 million as of September 30, 2021 and December 31, 2020, respectively	368,692	353,692
STOCKHOLDERS’ DEFICIT
Common stock, $.00001 par value, 253,953,194, and 250,000,000 shares authorized; 65,653,081 and 62,156,512 shares issued and outstanding at September 30, 2021 and December 31, 2020, respectively	1	1
Additional paid-in capital	48,739	6,601
Accumulated other comprehensive income	563	884
Accumulated deficit	(571,730)	(421,933)

Total stockholders’ deficit	(522,427)	(414,447)

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$69,888	$91,210

The accompanying notes are an integral part of these condensed consolidated financial statements.

ENJOY TECHNOLOGY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Amounts in thousands, except share and per share amounts)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2021	2020	2021	2020
Revenue	$18,588	$16,393	$58,798	$42,218
Operating expenses:
Cost of revenue	27,023	17,732	77,049	47,882
Operations and technology	24,179	18,549	64,934	47,173
General and administrative	13,480	8,359	36,378	25,174

Total operating expenses	64,682	44,640	178,361	120,229

Loss from operations	(46,094)	(28,247)	(119,563)	(78,011)
Loss on convertible loans	(7,015)	—	(26,242)	—
Interest expense	(1,441)	(336)	(4,258)	(979)
Interest income	1	36	5	275
Other income (expense), net	82	(164)	378	(738)

Loss before provision for income taxes	(54,467)	(28,711)	(149,680)	(79,453)
Provision for income taxes	(95)	8	117	22

Net loss	$(54,372)	$(28,719)	$(149,797)	$(79,475)

Other comprehensive loss, net of tax
Cumulative translation adjustment	(217)	369	(321)	54

Total comprehensive loss	$(54,589)	$(28,350)	$(150,118)	$(79,421)

Net loss per share, basic and diluted	$(0.83)	$(0.46)	$(2.33)	$(1.29)

Weighted average shares used in computing net loss per share, basic and diluted	65,880,464	61,881,132	64,379,599	61,716,744

The accompanying notes are an integral part of these condensed consolidated financial statements.

ENJOY TECHNOLOGY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

(Amounts in thousands, except share amounts)

(Unaudited)

Three Months Ended September 30, 2021
	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Other Comprehensive Income	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balances at June 30, 2021	153,473,639	$368,692	65,230,349	$1	$46,798	$780	$(517,358)	$(469,779)
Issuance of common stock upon exercise of stock options	—	—	422,732	—	291	—	—	291
Stock-based compensation	—	—	—	—	1,650	—	—	1,650
Foreign currency translation adjustments	—	—	—	—	—	(217)	—	(217)
Net loss	—	—	—	—	—	—	(54,372)	(54,372)

Balances at September 30, 2021	153,473,639	$368,692	65,653,081	$1	$48,739	$563	$(571,730)	$(522,427)

Nine Months Ended September 30, 2021
	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Other Comprehensive Income	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balances at December 31, 2020	149,520,445	$353,692	62,156,512	$1	$6,601	$884	$(421,933)	$(414,447)
Issuance of Series C redeemable convertible preferred stock	3,953,194	15,000	—	—	—	—	—	—
Issuance of common stock upon exercise of stock options	—	—	3,496,569	—	1,796	—	—	1,796
Gain on extinguishment of convertible loan	—	—	—	—	36,782	—	—	36,782
Stock-based compensation	—	—	—	—	3,560	—	—	3,560
Foreign currency translation adjustments	—	—	—	—	—	(321)	—	(321)
Net loss	—	—	—	—	—	—	(149,797)	(149,797)

Balances at September 30, 2021	153,473,639	$368,692	65,653,081	$1	$48,739	$563	$(571,730)	$(522,427)

Three Months Ended September 30, 2020
	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Other Comprehensive Income	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balances at June 30, 2020	149,520,445	$353,692	61,855,158	$1	$4,209	$(126)	$(314,905)	$(310,821)
Issuance of common stock upon exercise of stock options	—	—	43,723	—	31	—	—	31
Stock-based compensation	—	—	—	—	466	—	—	466
Foreign currency translation adjustments	—	—	—	—	—	369	—	369
Net loss	—	—	—	—	—	—	(28,719)	(28,719)

Balances at September 30, 2020	149,520,445	$353,692	61,898,881	$1	$4,706	$243	$(343,624)	$(338,674)

Nine Months Ended September 30, 2020
	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Other Comprehensive Income	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balances at December 31, 2019	149,520,445	$353,692	61,354,259	$1	$3,162	$189	$(264,149)	$(260,797)
Issuance of common stock upon exercise of stock options	—	—	544,622	—	204	—	—	204
Stock-based compensation	—	—	—	—	1,340	—	—	1,340
Foreign currency translation adjustments	—	—	—	—	—	54	—	54
Net loss	—	—	—	—	—	—	(79,475)	(79,475)

Balances at September 30, 2020	149,520,445	$353,692	61,898,881	$1	$4,706	$243	$(343,624)	$(338,674)

The accompanying notes are an integral part of these condensed consolidated financial statements.

ENJOY TECHNOLOGY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

(Unaudited)

	Nine months ended September 30,
	2021	2020
Cash flows from operating activities:
Net loss	$(149,797)	$(79,475)
Adjustments to reconcile net loss to net cash used in operations:
Depreciation and amortization	2,938	2,270
Stock-based compensation	3,560	1,340
Accretion of debt discount	969	260
Revaluation of warrants	(447)	392
Foreign currency transaction loss	89	94
Net amortization of premium on short-term investments	—	36
Loss on convertible loans	26,242	—
Changes in operating assets and liabilities:
Accounts receivable	1,986	8,404
Prepaid expenses and other current assets	238	(24)
Other assets	(1,402)	(382)
Accounts payable	687	(295)
Accrued expenses and other current liabilities	886	3,208

Net cash used in operating activities	(114,051)	(64,172)

Cash flows from investing activities:
Purchases of property and equipment	(2,330)	(5,820)
Purchases of short-term investments	—	(3,226)
Maturities of short-term investments	—	25,700

Net cash (used in) provided by investing activities	(2,330)	16,654

Cash flows from financing activities:
Proceeds from convertible loan	75,200	—
Proceeds from issuance of redeemable convertible preferred stock	15,000	—
Proceeds from exercises of stock options	1,796	204
Proceeds from PPP loan	—	10,000
Payment of TPC loan	—	(3,174)
Payment of deferred transaction costs related to merger	(4,973)	—

Net cash provided by financing activities	87,023	7,030

Effect of exchange rate on cash, cash equivalents and restricted cash	(385)	22
Net decrease in cash, cash equivalents and restricted cash	(29,743)	(40,466)
Cash, cash equivalents and restricted cash, beginning of period	63,946	66,014

Cash, cash equivalents and restricted cash, end of period	$34,203	$25,548

Supplemental disclosure of cash flow information:
Cash paid during the year for interest	$3,239	$933
Supplemental disclosure of non-cash investing and financing activity:
Non-cash interest	$1,019	$46
Property and equipment, net included in accounts payable	$937	$206
Deferred transaction costs included in accounts payable	$1,514	$—
Deferred transaction costs included in accrued expenses	$1,432	$—
Gain on extinguishment of convertible loan	$36,782	$—

The accompanying notes are an integral part of these condensed consolidated financial statements.

ENJOY TECHNOLOGY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share amounts or as otherwise indicated)

(Unaudited)

1.	DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Enjoy Technology Inc. (“Enjoy” or the “Company”) was incorporated in the state of Delaware in May 2014, and is headquartered in Palo Alto, California. Enjoy operates mobile stores providing in home delivery, set up and a full shopping experience for premium companies in the United States of America, United Kingdom, and Canada. References herein to Enjoy or the Company mean Enjoy Technology Inc., and its consolidated subsidiaries.

Reorganization – In January 2021, Enjoy Technology, Inc. filed documents with the Delaware Secretary of State to effect a holding company reorganization (the “Reorganization”), which resulted in a newly formed Delaware corporation, Enjoy Technology Holding Company (“Enjoy Holdings”), owning all the capital stock of Enjoy Technology, Inc. Enjoy Holdings was initially a direct, wholly owned subsidiary of Enjoy Technology, Inc. Pursuant to the Reorganization, the newly formed entity (“Merger Sub”), a direct, wholly owned subsidiary of Enjoy Holdings and an indirect, wholly owned subsidiary of Enjoy Technology, Inc., merged with and into Enjoy Technology, Inc., with Enjoy Technology, Inc., surviving as a direct, wholly owned subsidiary of Enjoy Holdings. Each share of each class of Enjoy Technology, Inc., stock issued and outstanding immediately prior to the Reorganization was automatically converted into an equivalent corresponding share of Enjoy Holdings stock, having the same designations, rights, powers and preferences and the qualifications, limitations and restrictions as the corresponding share of Enjoy Technology, Inc., stock being converted. Accordingly, upon consummation of the Reorganization, Enjoy Technology, Inc.’s current stockholders became stockholders of Enjoy Holdings. The stockholders of Enjoy Technology, Inc., did not recognize any gain or loss for U.S. federal income tax purposes upon the conversion of their shares in the Enjoy Holdings. Finally, Enjoy Technology Inc. changed its name to Enjoy Technology LLC while Enjoy Holdings changed its name to Enjoy Technology Inc.

Marquee Raine Acquisition Corp. Merger – On April 28, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Marquee Raine Acquisition Corp. (“MRAC”, prior to the closing of the merger and the “New Enjoy”, following the closing of the merger), a publicly traded Special Purpose Acquisition Company. On October 15, 2021 (the “Closing Date”), the Company and MRAC consummated the merger transaction contemplated by the Merger Agreement (the “Merger”), following approval at a special meeting of the stockholders of MRAC held on October 13, 2021.

See Note 18, “Subsequent Events” for further details of the Merger.

Basis of Presentation – The condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and the rules and regulations of the Securities and Exchange Commission (“SEC”). The condensed consolidated financial statements include the accounts of Enjoy Technology Inc. and its wholly owned subsidiaries. As permitted for interim reporting, certain footnotes or other financial information that are normally required by U.S. GAAP may be condensed or omitted, unless otherwise required by U.S. GAAP or SEC rules and regulations. These condensed consolidated financial statements were prepared on the same basis as and should be read in conjunction with the Company’s annual consolidated financial statements included the registration statement on Form S-4/A filed by MRAC on September 14, 2021. In the opinion of management, all adjustments, of a normal recurring nature, considered necessary for a fair statement have been included in these condensed consolidated financial statements. All intercompany balances and transactions have been eliminated in consolidation. The results of operations for the nine months ended September 30, 2021 are not necessarily indicative of the results to be expected for the year ending December 31, 2021 or for any other interim period or future year. The condensed consolidated balance sheet as of December 31, 2020 was derived from the audited annual consolidated financial statements but does not include all information required by U.S. GAAP for annual consolidated financial statements.

Reclassifications – The Company reclassified certain costs within each of its operating expense line items in the condensed consolidated statements of operations and comprehensive loss. Prior period amounts have been reclassified to conform to this presentation. These changes have no impact on the Company’s previously reported consolidated net loss and comprehensive loss, cash flows, or basic and diluted net loss per share amounts for the periods presented.

Going Concern – The condensed consolidated financial statements have been prepared assuming the Company will continue as a going concern and do not include any adjustments to reflect the possible future effects of the recoverability and classification of assets, or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

Since inception, the Company has incurred losses and cash outflows from operations. During the nine months ended September 30, 2021, the Company incurred net losses of $149.8 million and cash outflows from operations of $114.1 million. As of September 30, 2021, the Company had an accumulated deficit of approximately $571.7 million. The Company has historically financed its operations through the issuance and sale of redeemable convertible preferred stock and through issuance of debt. Management expects that operating losses and negative cash flows from operating activities will continue in the foreseeable future as the Company continues to invest in the expansion of its operations.

The Company’s ultimate success is dependent on its ability to obtain additional financing and generate sufficient cash flow to meet its obligations on a timely basis. The Company’s business will require significant amounts of capital to sustain operations and the Company will need to make the investments it needs to execute its long-term business plans. The Company will need to obtain debt or equity financing, especially if the Company experiences downturns in its business that are more severe or longer than expected. Such additional debt or equity financing may not be available to the Company on favorable terms, if at all.

Management believes there is substantial doubt about the Company’s ability to continue as a going concern as the Company’s present cash flows from operations and the net proceeds received from the Merger (see Note 18) will not enable it to meet its obligations for the twelve months from the date these condensed consolidated financial statements are available to be issued. Management is actively seeking new sources of financing at favorable terms and conditions that will enable the Company to meet its obligations for the twelve months from the date these condensed consolidated financial statements are available to be issued. There is no assurance that management will be successful in raising additional funds.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

There have been no material changes to the Company’s significant accounting policies as of and for the nine months ended September 30, 2021, as compared to the significant accounting policies described in the Company’s audited annual consolidated financial statements as of and for the year ended December 31, 2020.

Recently Adopted Accounting Pronouncements

In June 2018, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2018-07, Compensation – Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting (“ASU 2018-07”). The new standard simplifies the accounting for nonemployee share based payment transactions and specifies that Topic 718 applies to all share-based payment transactions in which a grantor acquires goods or services to be used or consumed in a grantor’s own operations by issuing share-based payment awards. The ASU is effective for annual periods beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. On January 1, 2020, the Company adopted ASU 2018-07, which did not materially impact the condensed consolidated financial statements and the related disclosures.

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820), which modifies, removes, and adds certain disclosure requirements on fair value measurements based on the FASB Concepts Statement, Conceptual Framework for Financial Reporting—Chapter 8: Notes to Financial Statements. The ASU is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. The amendments on changes in unrealized gains and losses, the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements, and the narrative description of measurement uncertainty should be applied prospectively for only the most recent interim or annual period presented in the initial fiscal year of adoption. All other amendments should be applied retrospectively to all periods presented upon their effective date. On January 1, 2020, the Company adopted ASU 2018-13, which did not impact the condensed consolidated financial statements and the related disclosures.

In March 2020, the FASB issued ASU No. 2020-04, Reference Rate Reform (Topic 848): Facilitating of the Effects of Reference Rate Reform on Financial Reporting, which provides optional expedients and exceptions for applying U.S. GAAP to contracts, hedging relationships, and other transactions in which the reference LIBOR or another reference rate is expected to be discontinued as a result of the Reference Rate Reform. This ASU is intended to ease the potential burden in accounting for (or recognizing the effects of) reference rate reform on financial reporting. The standard is effective upon issuance through December 31, 2022 and may be applied at the beginning of the interim period that includes March 12, 2020 or any date thereafter. On March 12, 2020, the Company adopted ASU 2020-04, which did not have a material impact on its condensed consolidated financial statements and related disclosures.

In August 2018, the FASB issued ASU No. 2018-15, Intangibles – Goodwill and Other – Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That is a Service Contract. The new guidance provides for the deferral of implementation costs for cloud computing arrangements and expensing those costs over the term of the cloud services arrangement. The new guidance is effective for fiscal years beginning after December 15, 2020. The Company adopted ASU 2018-15 on January 1, 2021, which did not have a material impact on its condensed consolidated financial statements and related disclosures.

Recently Issued Accounting Pronouncements Not Yet Adopted

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), as amended, which supersedes the guidance in former ASC 840, Leases. The new standard requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee. This classification will determine whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease. A lessee is also required to record a right-of-use asset and a lease liability for all leases with a term of greater than 12 months regardless of their classification. Leases with a term of 12 months or less will be accounted for similar to existing guidance for operating leases today. In June 2020, the FASB issued ASU 2020-05, which defers the effective date of ASU 2016-02 for the Company to fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. The Company will defer the adoption of ASU 2016-02 pursuant to ASU 2020-05 and plans to adopt the new standard on January 1, 2022. The ASU is expected to impact the Company’s condensed consolidated financial statements and related disclosures as it has certain operating lease arrangements for which it is the lessee. The Company is currently in the process of evaluating the impact that the adoption of ASU 2016-02, as amended, will have on its condensed consolidated financial statements and related disclosures.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, and has since issued various amendments including ASU No. 2018-19, ASU No. 2019-04, ASU No. 2019-05, ASU No. 2019-11, and ASU 2020-02. The guidance and related amendments modify the accounting for credit losses for most financial assets and require the use of an expected loss model replacing the currently used incurred loss method. Under this model, entities will be required to estimate the lifetime expected credit loss on such instruments and record an allowance to offset the amortized cost basis of the financial asset, resulting in a net presentation of the amount expected to be collected on the financial asset. The ASU is effective for fiscal years and interim periods within those fiscal years beginning after December 15, 2022, with early adoption permitted. The Company is currently in the process of evaluating the impact that the adoption of ASU 2016-13 will have on its condensed consolidated financial statements and related disclosures. However, the adoption of this ASU is not expected to have a material impact.

In December 2019, the FASB issued ASU No. 2019-12, Simplifying the Accounting for Income Taxes (Topic 740). The amendments in the updated guidance simplify the accounting for income taxes by removing certain exceptions and improving consistent application of other areas of the topic by clarifying the guidance. The new guidance is effective for fiscal years beginning after December 15, 2021 and interim periods within fiscal years beginning after December 15, 2022. Early adoption is permitted. The Company is currently in the process of evaluating the impact the adoption of ASU 2019-12 will have on its condensed consolidated financial statements and related disclosures.

In August 2020, the FASB issued ASU 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. ASU 2020-06 changes how entities account for convertible instruments and contracts in an entity’s own equity and simplifies the accounting for convertible instruments by removing the Beneficial Conversion Feature (“BCF”) and Cash Conversion Feature (“CCF”) separation models required under the current guidance. ASU 2020-06 also removes certain settlement conditions that are required for equity contracts to qualify for equity classification. Lastly, ASU 2020-06 changes the existing diluted earnings per share (“EPS”) calculation for convertible debt that contains a CCF and increases disclosure requirements for convertible instruments. The ASU is effective for public business entities that meet the definition of a SEC filer, for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. For all other entities, the standard will be effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted but no earlier than the fiscal years beginning after December 15, 2020, including interim periods within the fiscal years.

The Company has determined that adoption of ASU 2020-06 will not impact the accounting for its convertible loans since the Company has elected the fair value option as discussed in Note 7 and that the convertible loans were automatically converted to common stock as part of the Merger (see Note 18). Additionally, the changes to the equity classification guidance do not impact the accounting for the warrants outstanding as of September 30, 2021 and December 31, 2020. As such, the adoption of the ASU is not expected to have any financial statements impact.

3.	FAIR VALUE MEASUREMENTS

The following tables summarizes the Company’s assets and liabilities that are measured at fair value on a recurring basis in the condensed consolidated financial statements (in thousands):

	September 30, 2021
	Level 1	Level 2	Level 3	Total
Liabilities:
Redeemable convertible preferred stock warrant liability	$—	$—	$359	$359
Convertible loans			151,017	151,017

Total financial liabilities	$—	$—	$151,376	$151,376

	December 31, 2020
	Level 1	Level 2	Level 3	Total
Liabilities:
Redeemable convertible preferred stock warrant liability	$—	$—	$806	$806
Convertible loan	—	—	86,357	86,357

Total financial liabilities	$—	$—	$87,163	$87,163

For the three and nine months ended September 30, 2021, the Company had no transfers in or out of Level 3 of the fair value hierarchy of its assets measured at fair value.

The carrying amounts of the Company’s cash and cash equivalents, accounts receivable and accounts payable approximate their fair values due to their short maturities. The Company’s Blue Torch and PPP loans are recorded at their net carrying value, which approximates fair value.

4.	PROPERTY AND EQUIPMENT, NET

Property and equipment, net consists of the following (in thousands):

	September 30, 2021	December 31, 2020
Leasehold improvements	$18,970	$16,512
Furniture and fixtures	2,036	1,438
Office equipment	528	356
Computer equipment	81	81
Vehicles	66	66
Vehicle equipment	283	—

	21,964	18,453
Less: accumulated depreciation	(6,672)	(4,379)

Property and equipment, net	$15,292	$14,074

Total depreciation expense related to property and equipment, net was $1.0 million and $0.9 million for the three months ended September 30, 2021 and 2020, respectively, and $2.9 million and $2.2 million for the nine months ended September 30, 2021 and 2020, respectively. The estimated useful life of vehicle equipment is four years.

5.	INTANGIBLE ASSETS, NET

Intangible assets, net consist of the following (in thousands):

	September 30, 2021	December 31, 2020
Domain Name	$1,500	$1,500
Less: accumulated amortization	(608)	(533)

Intangible assets, net	$892	$967

Total amortization expense was $25 thousand for both the three months ended September 30, 2021, and 2020, respectively, and $75 thousand for both the nine months ended September 30, 2021, and 2020, respectively.

6.	ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consist of the following (in thousands):

	September 30, 2021	December 31, 2020
Accrued salaries and wages	$7,856	$8,088
Deferred rent	4,007	3,876
Accrued payables	5,407	2,774
Accrued tax	1,480	2,210
Accrued vacation and benefits	1,407	813
Accrued other	208	136

Total accrued expenses and other current liabilities	$20,365	$17,897

7.	DEBT

TriplePoint Venture Growth BDC Corporation Loan – In September 2018, the Company entered into a loan and security agreement with TriplePoint Venture Growth BDC Corporation (“TriplePoint”), to provide a term loan of $10.0 million (the “TriplePoint Loan”), subject to certain nonfinancial covenants. The TriplePoint Loan bears interest at a rate of prime plus 5.25%. The principal and interest balances of the loan were repaid in November 2020, using in part, proceeds from the Blue Torch Financing.

The TriplePoint Loan had an effective interest rate of 13.9% for the year ended December 31, 2020. Interest expense for the three and nine months ended September 30, 2020, was $0.3 million and $1.0 million, respectively.

Paycheck Protection Program Loan – In April 2020, the Company was granted a loan under the Paycheck Protection Program offered by the Small Business Administration under the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”), section 7(a)(36) of the Small Business Act (“PPP Loan”) for $10.0 million. The loan was provided by Newtek Small Business Finance, LLC and is evidenced by a promissory note and bears interest at 1% with no payments for the first six months and principal and interest payments thereafter. The loan is scheduled to mature in July 2023 and is subject to partial or full forgiveness if the Company uses all proceeds for eligible purposes, maintains certain employment levels, and maintains certain compensation levels in accordance with and subject to the CARES Act and the rules, regulations, and guidance.

The Company used all proceeds from the PPP Loan to maintain payroll and make payments for lease obligations and utilities. As of September 30, 2021, management accounted for the loan as a debt with accrued interest. Interest expense was $25 thousand, for both the three months ended September 30, 2021 and 2020 and $75 thousand and $46 thousand, respectively, for the nine months ended September 30, 2021 and 2020. The PPP Loan was repaid in full on the Closing Date.

Convertible Loan – In October 2020, the Company entered into a convertible unsecured subordinated loan agreement to borrow up to $50.0 million (the “Convertible Loan”) from certain existing investors and executives (the “Lenders”). This agreement was amended in December 2020 to increase the borrowing limit to $70 million, of which $43.7 million is outstanding as of September 30, 2021. The Convertible Loan has several conversion options, including automatic conversion upon a qualified financing of at least $75.0 million, an optional conversion upon a non-qualified financing, initial public offering (“IPO”) and an optional conversion upon maturity. The Convertible Loan also carries a mandatory repayment feature upon a change in control. The Convertible Loan accrues interest at 14% and matures in May 2024. The Company has elected to measure the Convertible Loan under the fair value option. Under the fair value option, the convertible loans will be measured at fair value in each reporting period until they are settled, with changes in the fair values being recognized in the Company’s condensed consolidated statements of operations as income or expense. Debt issuance costs incurred in connection with the notes were expensed as incurred. As the convertible notes are carried at fair value in their entirety, further consideration of the embedded features in the convertible loan is not required.

Convertible Loan Restructuring – In February 2021, the Company and its Lenders agreed to an amendment to the Convertible Loan to specify the treatment of the Convertible Loan should the Company merge with a Special Purpose Acquisition Company (“SPAC”), and subsequently become a publicly traded entity (“SPAC Merger”). In order to simplify the potential mechanics of a SPAC Merger in the future, among other reasons, the holders of the Convertible Loan agreed to specify that immediately prior to the closing of a SPAC Merger, the Convertible Loan would be automatically converted into the Company’s common stock at a conversion price equal to 90% of the value of the Company’s stock at such time. The modification of the Convertible Loan was treated as a debt extinguishment. As the substance of the transaction is a capital contribution from related parties, the resulting gain of $36.8 million was recorded to additional paid-in capital during the nine months ended September 30, 2021. The Convertible Loan was converted to common stock upon the Closing Date.

2021 Convertible Loan – In April 2021, the Company entered into an additional convertible unsecured subordinated loan agreement to borrow up to $75.0 million (the “2021 Convertible Loan”) from new investors, certain existing investors and executives. The 2021 Convertible Loan is senior in right of payment to the Convertible Loan, but expressly subordinated in right of payment to the Blue Torch Loan. The 2021 Convertible Loan has several conversion options, including an optional conversion upon maturity and automatic conversion upon a merger with a special purpose acquisition company (“SPAC”) (“SPAC Transaction”). If a SPAC Transaction occurs on or prior to the maturity date and prior to payment in full of the principal amount, then the outstanding principal amount of the 2021 Convertible Loan and all accrued and unpaid interest will automatically convert into fully paid and nonassessable shares of Enjoy’s common stock immediately prior to the closing of the SPAC Transaction at a price per share equal to 80% of the value assigned to each share of Enjoy’s common stock. The 2021 Convertible Loan incurs interest at 8% per annum and matures in April 2022. The Company borrowed a total of $75.0 million under the 2021 Convertible Loan agreement as of September 30, 2021. The 2021 Convertible Loan was converted to common stock upon the Closing Date.

The following table provides a reconciliation of changes in fair value for the Company’s convertible loans using inputs classified as Level 3 (in thousands):

Balance at December 31, 2020	$86,357
Debt extinguishment of convertible loans	(36,782)
Change in fair value	26,242
Proceeds from issuance of convertible loans	75,200

Balance as of September 30, 2021	$151,017

Blue Torch Loan – In November 2020, the Company, as borrower, and the Company’s subsidiaries, as guarantors, entered into a first lien term loan agreement with Blue Torch Finance, LLC, as administrative agent and collateral agent, and certain affiliates of Blue Torch Capital LP, as lenders, to borrow a first lien term loan in an aggregate principal amount of $37.0 million (the “Blue Torch Loan”), net of $1.2 million in lender fees, collateralized by substantially all of the property and assets (tangible and intangible) of the Company and its subsidiaries and maturing in November 2023. The Blue Torch Loan incurs interest at one of two rates, (the “Reference Rate” or the “LIBOR Rate”), determined at the option of the Company, plus an applicable margin. The Reference Rate is calculated as the greatest of (i) 2.0% per annum, (ii) fluctuating interest rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published on the next succeeding business day by the Federal Reserve Bank of New York, plus 0.50% per annum, (iii) the LIBOR Rate plus 1.0% per annum, or (iv) the interest rate last quoted by the Wall Street Journal as the “prime rate” or, if unavailable, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate. The LIBOR Rate is calculated as the greater of (i) LIBOR rate divided by 100% minus a reserve percentage or (ii) 1.0% per annum. The applicable margin is 9.0% per annum if the Company chooses the Reference Rate and is 10% per annum if the Company chooses the LIBOR Rate. The Blue Torch Loan had an effective interest rate of 14.9% for the three and nine months ended September 30, 2021.

The Blue Torch Loan may be prepaid in an amount equal to the outstanding principal and accrued interest plus an applicable premium of (i) if prepaid during the first year after the effective date, a make-whole amount equal to (x) the amount of interest that would otherwise have been payable to the lenders from the payoff date until the twelve month anniversary of the effective date, calculated using the Reference Rate or LIBOR Rate in effect on the payoff date, less (y) the amount of interest the lenders would have received from the payoff date until the twelve month anniversary of the effective date if the lenders had reinvested the prepaid principal amount at the U.S. treasury rate in effect on the payoff date, plus (z) 3.0% of the outstanding principal, (ii) if prepaid during the second year after the effective date, 2.0% of the outstanding principal, (iii) if prepaid during the third year after the effective date, 1.0% of the outstanding principal, and (iv) thereafter, 0%. In connection with the Merger, the Company repaid the Blue Torch Loan in full on the Closing Date.

The components of the Company’s outstanding debt were as follows (in thousands):

	September 30, 2021	December 31, 2020
Paycheck Protection Program Loan principal	$10,000	$10,000
Blue Torch Loan principal	37,000	37,000
Deferred financing costs and unamortized discount	(2,348)	(3,317)
Less: current portion	(5,686)	(2,105)

Long-term debt, net of discount	$38,966	$41,578

Convertible loans principal	$118,650	$43,451
Fair value premium of convertible loans	32,367	42,906
Less current portion of:
Principal	(75,000)	—
Fair value premium of Convertible Loan	(21,302)	$—

Long-term convertible loans, at fair value	$54,715	$86,357

8.	STOCK WARRANTS

Series B Redeemable Convertible Preferred Stock Warrants – In connection with the TriplePoint Loan agreement, the Company issued a warrant to purchase 336,304 shares of its Series B redeemable convertible preferred stock at an exercise price of $2.3788 per share. These warrants expire on November 13, 2030. The warrants are classified as liabilities because they represent an obligation indexed to the repurchase of the Company’s own equity since the underlying shares are contingently redeemable. The fair value of the warrant at issuance date was determined utilizing a hybrid market approach (guideline public company method and implied method) for its option pricing methodology.

The warrant was recorded at its estimated fair value of $0.2 million at issuance as a warrant liability.

Changes in fair value are recorded to other income (expense) in the condensed consolidated statements of operations. As of September 30, 2021 and December 31, 2020, the fair value of the warrant liability was $0.4 million and $0.8 million, respectively.

The following table provides a reconciliation of changes in fair value for the Company’s warrant liability using inputs classified as Level 3 (in thousands):

Balance at December 31, 2020	$806
Change in fair value	(447)

Balance at September 30, 2021	$359

Balance at December 31, 2019	$337
Change in fair value	392

Balance at September 30, 2020	$729

The Series B Redeemable Convertible Preferred Stock was converted into common stock as part of the Merger (See Note 18). Consequently, the related redeemable convertible preferred stock warrant was also converted to warrant to purchase common stock. As a result, the warrant liability was reclassified to additional paid-in capital upon closing of the Merger and no further remeasurement is required on a go forward basis.

Blue Torch Loan Warrants – The Company issued warrants to Blue Torch and its affiliates to purchase up to 474,388 shares of the Company’s Common Stock, at an exercise price of $0.01 per share and a term of 10 years. The warrants became exercisable on the date of grant. These warrants are classified as equity. As of the issuance date, the warrants are recorded at their estimated fair value of $1.4 million as debt discount with an offset to additional paid-in capital. In connection with the Merger, the Blue Torch Loan Warrants were exercised in full (See Note 18).

9.	REDEEMABLE CONVERTIBLE PREFERRED STOCK

At September 30, 2021 and December 31, 2020, redeemable convertible preferred stock consisted of the following (in thousands except share amounts):

	September 30, 2021
	Preferred Shares Authorized	Preferred Shares Issued and Outstanding	Issuance Price Per Share	Conversion Price Per Share	Carrying Value	Liquidation Preference
Series Seed	10,220,000	10,220,000	$0.3572	$0.3572	$3,651	$3,651
Series A	23,298,748	23,298,748	1.1374	1.1374	26,371	26,500
Series B	76,806,060	76,469,756	2.3788	2.3788	181,592	181,906
Series C	43,485,135	43,485,135	3.7944	3.7944	157,078	165,000

Total	153,809,943	153,473,639			$368,692	$377,057

	December 31, 2020
	Preferred Shares Authorized	Preferred Shares Issued and Outstanding	Issuance Price Per Share	Conversion Price Per Share	Carrying Value	Liquidation Preference
Series Seed	10,220,000	10,220,000	$0.3572	$0.3572	$3,651	$3,651
Series A	23,298,748	23,298,748	1.1374	1.1374	26,371	26,500
Series B	76,806,060	76,469,756	2.3788	2.3788	181,592	181,906
Series C	39,531,941	39,531,941	3.7944	3.7944	142,078	150,000

Total	149,856,749	149,520,445			$353,692	$362,057

Convertible Preferred Stock – During the nine months ended September 30, 2021, the Company authorized and issued 3,953,194 shares of Series C convertible preferred stock at $3.79 price per share, for gross proceeds of $15.0 million.

The holders of Preferred Stock have various rights and preferences as follows:

Dividends—The Company’s preferred shareholders are entitled to receive dividends when and if declared by the Board of Directors. Such dividends are not cumulative. The preferred stockholders are entitled to a certain dividend rate per annum, noncumulative, to be paid out before any dividends are declared on common shares. The dividend rate is $0.0214 per share for each share of Series Seed Preferred Stock, $0.0682 per share for each share of Series A Preferred Stock, $0.1427 per share for each share of Series B Preferred Stock, and $0.2277 per share for each share of Series C Preferred Stock. After payment of such dividends, any additional dividends or distributions shall be distributed among all holders of common stock and preferred stock in proportion to the number of shares of common stock that would be held by each such holder if all shares of preferred stock converted to common stock at the then effective conversion rate. No such dividends have been declared since the Company’s inception.

Conversion—Each share of Preferred Stock, at the option of the holder, is convertible into the number of fully paid and nonassessable shares of common stock which results from dividing the initial issuance price per share of such shares by the conversion price per share in effect for the convertible preferred stock at the time of conversion.

Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the conversion price at the time in effect for such share immediately upon the earlier of (i) the Corporation’s sale of the Company’s common stock in a firm commitment underwritten public offering pursuant to an effective registration statement filed under the Securities Act of 1933, the offering price of which was not less than $100.0 million in the aggregate and less than $9.49 per share or (ii) the date specified by written consent or agreement of the holders of 50% of the then outstanding shares of Series C Preferred Stock.

Liquidation Preference—In the event of any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, the holders of Series Seed, Series A, Series B, and Series C, shall be entitled to receive, on a pari passu basis, prior and in preference to any distribution to holders of common stock, an amount equal to their original issue price, together with any declared but unpaid dividends. The remaining proceeds are distributed to the common stockholders. If the assets are insufficient to make payment in full to all holders of Preferred Stock, the assets or consideration of the Company legally available for distribution shall be distributed ratably to the holders of the Preferred Stock in proportion to their liquidation preference.

Voting and Election of Directors—The holder of each share of Preferred Stock shall have the right to one vote for each share of common stock into which such preferred stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of common stock. The holders of Series Seed Preferred Stock, voting together as a single class, on an as-converted basis, shall be entitled to elect one (1) director. The holders of Series A Preferred Stock, voting together as a single class, shall be entitled to elect two (2) directors. The holders of Series B Preferred Stock, voting together as a single class, shall be entitled to elect one (1) director. The holders of Series C Preferred Stock, voting together as a single class, shall be entitled to elect one (1) director. The holders of outstanding common stock, voting as a separate class, shall be entitled to elect one (1) director. The holders of preferred stock and common stock (voting together as a single class and on an as-converted basis) shall be entitled to elect any remaining directors.

Redemption—While shares of Preferred Stock do not have mandatory redemption provisions, they are contingently redeemable upon a deemed liquidation event.

The Convertible Preferred Stock was converted to common stock upon closing of the Merger on the Closing Date.

10.	COMMON STOCK

At September 30, 2021 and December 31, 2020, the Company had common stock outstanding of 65,653,081 shares and 62,156,512 shares, respectively. At September 30, 2021 and December 31, 2020, the Company was authorized to issue 253,953,194 and 250,000,000 shares of common stock, respectively.

Each share of common stock is entitled to one vote. The holders of common stock are also entitled to receive dividends whenever funds are legally available and when and if declared by the Board of Directors, subject to the prior rights of holders of all classes of stock outstanding. No such dividends have been declared since the Company’s inception.

As of each balance sheet date, the Company had reserved shares of common stock for issuance in connection with the following:

	September 30, 2021	December 31, 2020
Conversion of redeemable convertible preferred stock	153,473,639	149,520,445
Warrants to purchase redeemable convertible preferred stock	810,692	810,692
Shares available for grant under 2014 Equity Incentive Plan	32,223,518	22,874,690
Conversion of convertible loan	33,283,184	11,708,273

Total common stock equivalents	219,791,033	184,914,100

11.	STOCK-BASED COMPENSATION

In June 2014, the Company adopted the 2014 Equity Incentive Plan (“the Plan”), which provided for the issuance of incentive stock options, nonstatutory stock options, stock appreciation rights, and restricted stock to eligible participants. Options granted under the Plan may be either incentive stock options or nonqualified stock options. Incentive stock options (ISO) may be granted only to the Company’s employees (including officers and directors). Nonqualified stock options (NSO) may be granted to the Company’s employees and consultants.

Under the Plan, options to purchase common stock awards were granted at no less than 100% of the fair value of the Company’s common stock on the date of the grant, as determined by the board of directors (100% of fair value for incentive stock options and 110% of fair value in certain instances). All options granted through September 30, 2021 and December 31, 2020 have been at 100% of the fair value of the Company’s common stock. Options generally vest with respect to 25% of the shares one year after the options’ vesting commencement date, and the remainder vest in equal monthly installments over the following 36 months or the entire options vest in equal monthly installments over 48 months. Options generally vest over a four-year period and must be exercised within ten years after grant. In the event of voluntary or involuntary termination of employment with the Company for any reason, with or without cause, all unvested options are forfeited and all vested options must be exercised within a 90-day period or they are forfeited, although the board of directors can approve an extension of the exercise period beyond the 90 day limit. The Company has not granted any stock appreciation rights as of September 30, 2021 and December 31, 2020. The Company has not granted any restricted stock units as of December 31, 2020.

At September 30, 2021 and December 31, 2020, there were 30,365,648 and 22,874,790 share awards outstanding, respectively, and 1,857,870 and 12,845,397 shares available for issuance by the Company, respectively, under the Plan.

The Company recognized stock-based compensation expense on all awards in the following categories in the condensed consolidated statement of operations and comprehensive loss for the three and nine months ended September 30, 2021 and 2020 (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Cost of revenue	$121	$9	$174	$27
Operations and technology	408	151	897	478
General and administrative	1,121	306	2,489	835

Total stock-based compensation expense	$1,650	$466	$3,560	$1,340

Stock Options

A summary of the status of the stock options as of September 30, 2021, and changes during the nine months then ended is presented below (in thousands except share and per share amounts):

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (In Years)	Aggregate Intrinsic Value
Balance at December 31, 2020	22,874,390	0.62	7.71	$51,134
Options granted	10,231,800	3.10
Options exercised	(3,496,669)	0.51
Options cancelled	(2,150,860)	1.39

Balance at September 30, 2021	27,458,661	1.50	7.92	$53,458

Options exercisable as of September 30, 2021	12,775,564	0.68	6.78	$35,397

Vested and expected to vest—September 30, 2021	27,383,661	1.50	7.91	$53,458

There were no stock options granted during the three months ended September 30, 2021 and 2020. The weighted-average grant date fair value of options granted was $1.69 and $0.42, during the nine months ended September 30, 2021, and 2020, respectively. The total intrinsic value of options exercised was $1.2 million and $0.1 million during the three months ended September 30, 2021 and 2020, respectively, and $9.5 million and $0.4 million during the nine months ended September 30, 2021 and 2020, respectively.

The Company records compensation expense on a straight-line basis over the vesting period. As of September 30, 2021, and 2020, there was approximately $16.0 million and $4.2 million, respectively of total unrecognized stock-based compensation expense related to unvested employee options, which is expected to be recognized over a weighted-average period of 3.1 and 2.8 years, respectively.

Restricted Stock Units (RSU)

The following table summarizes information pertaining to RSUs during the nine months ended September 30, 2021 (in thousands, except for weighted-average grant-date fair value):

	Number of RSUs	Weighted-Average Grant Date Fair Value per Share
Outstanding at December 31, 2020	—	$—
Granted	3,026	3.45
Released	—	—
Cancelled/Forfeited	(119)	3.45

Outstanding at September 30, 2021	2,907	$3.45

The fair value of the RSUs is based on the market value of the underlying shares at the date of grant. The RSU grants’ vesting periods are either subject to both a service and performance-based condition or only a service-based condition. The service-based vesting requirements are satisfied as to 25% on the first anniversary of the vesting commencement date, and the remaining 75% vesting in substantially equal quarterly installments for three years thereafter, subject to continued service through each vesting date. The performance-based vesting conditions will be satisfied upon the occurrence of a liquidity event, which would include consummation of the Merger (Note 18).

The Company recognized stock-based compensation expense related to RSUs amounting to $158 thousand for both the three and nine months ended September 30, 2021, and $0 for both the three and nine months ended September 30, 2020.

As of September 30, 2021, there was a total of $10.0 million of unrecognized stock-based compensation expense related to RSUs as either the related performance-based condition or service-based condition was not met.

12.	INCOME TAXES

The effective tax rate for the three months ended September 30, 2021 and 2020 was (0.2%) and 0.0%, respectively, and the nine months ended September 30, 2021 and 2020 was 0.0% and 0.0%, respectively, primarily as a result of the estimated tax loss for the year, change in valuation allowance and foreign taxes. At September 30, 2021 and 2020, all unrecognized tax benefits are subject to a full valuation allowance and, if recognized, will not affect the effective tax rate.

During the nine months ended September 30, 2021, the U.K officially enacted legislation that increased its statutory rate from 17% to 19%. This did not result in a material impact to the Company’s income tax expense for the nine months ended September 30, 2021.

13.	NET LOSS PER SHARE

The following table sets forth the computation of net loss per common share (in thousands except share and per share amounts):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Numerator:
Net loss	$(54,372)	$(28,719)	$(149,797)	$(79,475)
Denominator:
Weighted-average common shares outstanding—basic and diluted	65,880,464	61,881,132	64,379,599	61,716,744

Net loss per share—basic and diluted	$(0.83)	$(0.46)	$(2.33)	$(1.29)

The Company’s potentially dilutive securities, which include redeemable convertible preferred stock, stock options to purchase common stock, restricted stock units and warrants to purchase redeemable convertible preferred stock and common stock, have been excluded from the computation of diluted net loss per share as the effect would be antidilutive. Therefore, the weighted-average number of common shares outstanding used to calculate both basic and diluted net loss per share is the same. The Company excluded the following potential common shares, presented based on amounts outstanding at each period end, from the computation of diluted net loss per share for the periods indicated because including them would have had an anti-dilutive effect:

	As of September 30,
	2021	2020
Conversion of redeemable convertible preferred stock	153,473,639	149,520,445
Warrants to purchase redeemable convertible preferred stock	336,304	336,304
Options to purchase common stock	27,339,995	23,578,336
Restricted stock units	3,025,653	—
Conversion of convertible loan	33,283,184	—

Total common stock equivalents	217,458,775	173,435,085

14.	SEGMENT INFORMATION

The Company manages its operations through two operating segments that are based on geographic location: North America and Europe. These operating segments also represent the Company’s reportable segments.

•	North America: The North America segment consists of operations within the United States and Canada.

•	Europe: The Europe segment consists of operations within the United Kingdom.

Separate financial information is available and regularly evaluated by our CODM, who is our president and chief executive officer, in making resource allocation decisions for our segments. The CODM utilizes revenue from external customers and segment income (loss) to measure and assess each segment’s performance.

Segment income (loss) is calculated as revenue less cost of revenue, operational expenses directly related to each segment and excludes certain corporate expenses. We view this metric as an important measure of business performance as it captures mobile store and segment profitability and provides comparability across reporting periods.

Unallocated corporate operations and technology expenses consist of personnel-related expenses for engineers and the development and maintenance of our technology systems. Unallocated general and administrative expenses consist of personnel-related expenses for executive, finance, legal, human resources, and corporate facilities.

Reconciliations of segment revenue to consolidated revenue and segment loss to consolidated loss from operations is shown in the following table for each of the periods presented (in thousands):

	Three Months Ended September 30, 2021
	North America	Europe	Total
Revenue	$16,235	$2,353	$18,588
Segment loss	(26,939)	(8,088)	(35,027)
Unallocated corporate expenses:
Operations and technology			(3,498)
General and administrative			(7,569)

Loss from operations			$(46,094)

	Nine Months Ended September 30, 2021
	North America	Europe	Total
Revenue	$48,912	$9,886	$58,798
Segment loss	(66,853)	(21,402)	(88,255)
Unallocated corporate expenses:
Operations and technology			(9,943)
General and administrative			(21,365)

Loss from operations			$(119,563)

	Three Months Ended September 30, 2020
	North America	Europe	Total
Revenue	$12,626	$3,767	$16,393
Segment loss	(15,772)	(5,397)	(21,169)
Unallocated corporate expenses:
Operations and technology			(3,217)
General and administrative			(3,861)

Loss from operations			$(28,247)

	Nine Months Ended September 30, 2020
	North America	Europe	Total
Revenue	$32,734	$9,484	$42,218
Segment loss	(45,869)	(12,856)	(58,725)
Unallocated corporate expenses:
Operations and technology			(9,036)
General and administrative			(10,250)

Loss from operations			$(78,011)

The Company’s revenue distribution for its North America segment was as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
United States	86%	90%	86%	92%
Canada	14%	10%	14%	8%

	100%	100%	100%	100%

During the three months ended September 30, 2021 and 2020, there were three customers with revenues individually in excess of 10% of total consolidated net revenues. Net revenues for these customers were approximately $12.3 million, $2.4 million, and $2.3 million in the three months ended September 30, 2021 and approximately $11.2 million, $3.8 million, and $1.3 million in the three months ended September 30, 2020. Two customers are reflected in the North American segment and one customer is reflected in the European segment.

During the nine months ended September 30, 2021 and 2020, there were three customers with revenues individually in excess of 10% of total consolidated net revenues. Net revenues for these customers were approximately $37.8 million, $9.9 million, and $7.0 million in the nine months ended September 30, 2021 and approximately $29.9 million, $9.5 million, and $2.7 million in the nine months ended September 30, 2020. Two customers are reflected in the North American segment and one customer is reflected in the European segment.

15.	EMPLOYEE BENEFIT PLANS

In January 2016, the Company adopted a 401(k) Plan that qualifies as a deferred salary arrangement under Section 401 of the Internal Revenue Code. Under the 401(k) Plan, participating U.S. employees may defer a portion of their pretax earnings not to exceed the maximum amount allowable. The Company has not made any matching contributions under the 401(k) Plan as of September 30, 2021 and 2020.

The Company also maintains a Group Personal Pension Plan (the “GPP Plan”) for all eligible employees in the Company’s United Kingdom offices. The GPP Plan is a defined contribution plan in which employees are eligible to contribute a portion of their salaries, subject to a maximum annual amount as established by Her Majesty’s Revenue and Customs. In 2021 and 2020, the Company matched 3% of employee contributions. The Company contributed $0.1 million for both the three months ended September 30, 2021 and 2020, respectively, and $0.3 million and $0.2 million each for the nine months ended September 30, 2021 and 2020, respectively.

16.	COMMITMENTS AND CONTINGENCIES

Operating Leases – In February 2019, the Company entered into a lease agreement for office space for its headquarters in Palo Alto, California. Monthly base rent began in September 2019, for a term of 90 months. In addition to its headquarters, the Company also leases office space and warehouses throughout the United States, as well as in Canada and the United Kingdom. Rent expense was $2.7 million and $2.0 million for the three months ended September 30, 2021 and 2020, respectively, and $7.6 million and $5.2 million for the nine months ended September 30, 2021 and 2020, respectively.

On an ongoing basis, the Company enters into vehicle lease agreements under Fleet Lease Agreements, with each vehicle lease having a typical term of 36 months. As part of the Fleet Lease Agreement, upon termination of each vehicle lease the lessor will sell the vehicle and determine a final settlement calculation. This calculation is represented as the difference between the sale price (or “disposal value”) plus the sum of all rental payments made throughout the lease and the initial vehicle value. If the calculation results in a surplus, the Company will receive the balance from the lessor, and if it results in a deficit, the Company will owe the balance to the lessor. However, the US Fleet Lease Agreement includes a lessor guarantee that the disposal value of each vehicle will never be less than a specific percentage of the initial value of the vehicle. This potential deficit is excluded from the straight-line rent charged to expense over the lease term unless and until it becomes probable that it will result in a deficit and deemed a residual value guarantee.

Standby Letters of Credit – As of September 30, 2021 and December 31, 2020, the Company had several letters of credit outstanding related to its operating leases and workers compensation totaling $5.5 million, respectively. Collateral for all standby letters of credit are included in restricted cash in the condensed consolidated balance sheet as of September 30, 2021 and December 31, 2020.

Security deposits to landlords totaling $4.0 million and $3.5 million are included in other noncurrent assets in the condensed consolidated balance sheet as of September 30, 2021 and December 31, 2020.

Legal Matters – The Company is party to certain claims in the normal course of business. While the results of these claims cannot be predicted with any certainty, the Company believes that the final outcome of these matters will not have a material adverse effect on the condensed consolidated financial position and results of operations. The Company records a liability when it believes that it is probable that a loss will be incurred and the amount of loss or range of loss can be reasonably estimated. There were no such material matters as of September 30, 2021 and December 31, 2020.

Indemnifications – As an element of its standard commercial terms, the Company includes an indemnification clause in its agreements with business partners, investors, lenders and contractors that includes defense and indemnification of those parties against liability and damages (including legal defense costs) awarded against those parties arising from claims of infringement of U.S. patents, copyrights, and trademarks, and misappropriation of trade secrets of third parties by the Company’s services or materials. To date, the Company has not experienced any claims related to its indemnification provisions. As of September 30, 2021, and December 31, 2020, the Company has not established an indemnification loss reserve.

To the extent permitted under Delaware law, the Company has agreements whereby certain officers and directors are indemnified for certain events or occurrences while the director or officer is or was serving in such capacity. The indemnification period covers all pertinent events and so long as such officer or director may be subject to any possible claim. However, the Company maintains director and officer insurance coverage that reduces overall exposure and enables recovery of a portion of any future amounts paid. The estimated fair value of these indemnification agreements in excess of applicable insurance coverage is considered to be immaterial as of September 30, 2021 and December 31, 2020.

17.	RISKS AND UNCERTAINTIES

The Company is subject to a number of risks including, but not limited to, the need for successful development of products, the need for additional capital (or financing) to fund operating losses, competition from substitute products and services from larger companies, protection of proprietary technology, patent litigation, dependence on key individuals, and risks associated with changes in information technology.

Impact of LIBOR Phase-Out – The United Kingdom’s Financial Conduct Authority, which regulates LIBOR, announced in July 2017 that it intends to phase out LIBOR by the end of 2021. Based on the nature of the business activities and operations, the Company does not expect LIBOR phase-out to have a significant impact on the Company’s condensed consolidated financial statements.

Impact of Brexit – The United Kingdom’s vote to leave the European Union by December 31, 2020 has resulted in some uncertainty in the future trading arrangement between the United Kingdom and the rest of the world and falling expectations for the United Kingdom’s Gross Domestic Product in the short to medium term. Brexit may impact the Company’s financial reporting as a result of changes to the law in the United Kingdom. Brexit may also bring more exchange rate volatility. Based on the nature of the business activities and operations, the Company does not expect Brexit to have a material impact on the Company’s condensed consolidated financial statements.

Impact of COVID-19 – A new strain of coronavirus that causes the disease known as COVID-19 was identified in late 2019 and spread globally. In March 2020, the World Health Organization declared the COVID-19 outbreak a pandemic. Our business was materially impacted by COVID-19 in several ways. Typically, our customer interactions occur within their home. Social distancing protocols changed the way we interact with our customers and our in-home visits fell to zero in the early stages of the pandemic. Depending on the geography during certain periods we had no in-home visits and these in-home visits remained significantly below pre-COVID levels throughout 2020 and the nine months ended September 30, 2021. To protect our employees and customers we implemented a variety of programs to provide masks, cleaning supplies and other protocols that remain in place. In addition, the Company could see some limitations on employee resources that would otherwise be focused on operations, including but not limited to sickness of employees or their families, desire for employees to avoid contact with groups of people, and increased reliance on working from home.

The Company applied for loans under programs offered by the governmental agencies in the United States and in the United Kingdom. In addition, the Company furloughed employees in the U.K. beginning in April 2020 through August 2020 and again starting January 2021 through August 2021. See Note 7 for additional information on the Paycheck Protection Program offered by the Small Business Administration under the CARES Act established by the United States federal government.

For the U.K. operations, during the three months ended September 30, 2021 and 2020, the Company’s reimbursed costs were immaterial, and during the nine months ended September 30, 2021 and 2020, the Company recorded reimbursed costs of approximately £0.3 million ($0.5 million) and approximately £0.9 million ($1.1 million) under the Coronavirus Job Retention Scheme (“CJRS”) set up by the U.K. government to help employers pay the wages of those employees who would otherwise have been laid off during the coronavirus outbreak but under the CJRS were furloughed instead. This program reimbursed the Company for 80% of the compensation expense plus national insurance and certain benefits paid to the furloughed employees, resulting in lower salary expense for the Company. The Company recorded the reimbursed amounts as reductions to the associated expenses.

The Company cannot at this time predict the specific extent, duration, or full impact that the COVID-19 outbreak will have on its financial condition and operations. The full impact of the COVID-19 outbreak on management estimates and the financial performance of the Company may depend on future developments, including the duration and spread of the outbreak and related governmental advisories and restrictions.

18.	SUBSEQUENT EVENTS

The Company evaluated subsequent events from September 30, 2021, the date of these condensed consolidated financial statements, through November 12, 2021, which represents the date the condensed consolidated financial statements were available to be issued, for events requiring adjustment to or disclosure in these condensed consolidated financial statements. Aside from those described below, there are no events that require adjustment to or disclosure in these condensed consolidated financial statements.

Merger Transaction – On the Closing Date of October 15, 2021, the Company and MRAC consummated the merger transaction contemplated by the Merger Agreement, following approval at an extraordinary general meeting of the shareholders of MRAC held on October 13, 2021.

Immediately prior to the effective time of the Merger, (1) each share of Enjoy’s (a) Series A preferred stock, par value $0.00001 per share, (b) Series B preferred stock, par value $0.00001 per share, and (c) Series C preferred stock, par value $0.00001 per share (collectively, the “Enjoy Preferred Stock”), converted into one share of common stock, par value $0.00001 per share, of Enjoy and, together with Enjoy Preferred Stock, (the “Enjoy Capital Stock”) (2) all of the outstanding warrants to purchase shares of Enjoy Capital Stock were exercised in full, with the exception of the warrant to purchase 336,304 shares of Enjoy Preferred Stock held by TriplePoint Venture Growth BDC Corporation, and converted into the warrant to purchase 115,875 shares of New Enjoy Common Stock at an exercise price of $6.90 per share.

In connection with the execution of the Merger Agreement, MRAC entered into subscription agreements (the “Subscription Agreements”) with certain investors (collectively, the “PIPE Investors”) pursuant to which the PIPE Investors agreed to purchase, in the aggregate, approximately 8 million shares of New Enjoy common stock at $10.00 per share for an aggregate commitment amount of approximately $80 million (the “PIPE Shares”). Pursuant to the Subscription Agreements, New Enjoy agreed to provide the PIPE Investors with certain registration rights with respect to the PIPE Shares. The PIPE investment was consummated substantially concurrently with the closing of the Merger.

On the Closing Date, certain related party investors (the “Backstop Investors”) purchased, in the aggregate, 5,590,906 shares of New Enjoy Common Stock (the “Backstop Shares”), for a purchase price of $10.00 per share and an aggregate purchase price of approximately $55,009,060, pursuant to the backstop agreements, dated September 13, 2021 (the “Backstop Agreements”). Pursuant to the Backstop Agreement, New Enjoy agreed to provide certain registration rights to the Backstop Investors with respect to the Backstop Shares.

The merger transaction with MRAC represents a reverse merger and will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, MRAC will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on the fact that subsequent to the merger transaction, Enjoy stockholders will have a majority of the voting power of New Enjoy, Enjoy will comprise all of the ongoing operations of New Enjoy, Enjoy will control a majority of the governing body of New Enjoy, and Enjoy’s senior management will comprise all of the senior management of New Enjoy. Accordingly, for accounting purposes, the merger transaction will be treated as the equivalent of Enjoy issuing shares for the net assets of MRAC, accompanied by a recapitalization. The net assets of Enjoy will be stated at historical cost. No goodwill or other intangible assets will be recorded. Operations after the merger transaction will be those of Enjoy.

LCH Transaction – In April 2021, to induce one of its stockholders, LCH Enjoir L.P. (“LCH”), to surrender to Enjoy certain of its rights in connection with the Merger, Enjoy entered into the Stockholder Contribution Agreement with Ron Johnson and the Stock Issuance Agreement with LCH. Pursuant to the Stockholder Contribution Agreement, immediately prior to the Closing, Mr. Johnson contributed a number of shares of the Company’s Common Stock equal to the quotient obtained by dividing $20.0 million by the product obtained by multiplying $10.00 by the exchange ratio calculated in accordance with the Merger Agreement used to determine that number of shares each share of the Company’s Common Stock will be exchanged for at the closing of the Merger (“Contributed Shares”). In October 2021, as detailed in the Stock Issuance Agreement, Enjoy issued a number of shares equal to the Contributed Shares to LCH.